Exhibit 99.1

Contact:	Frank Semple, Chairman, President and CEO Nancy Buese, Senior VP and CFO	Contact:	John Raymond, Managing Partner &CEO Jeff Rawls, Managing Director
	Dan Campbell, VP of Finance/Treasurer		Patrick Wade, Managing Director
Phone:	(866) 858-0482	Phone	(713) 579-5000
E-mail	investorrelations@markwest.com

MarkWest Energy Partners Completes Acquisition
of Remaining 49% Interest in Liberty Joint Venture

DENVER—December 29—MarkWest Energy Partners, L.P. (NYSE: MWE) and The Energy & Minerals Group (EMG) today announced the closing of the previously announced acquisition by MarkWest of the 49 percent interest in MarkWest Liberty Midstream & Resources, LLC held by EMG .

The acquisition consideration included approximately $1.0 billion of cash and the issuance of 19.95 million unregistered MWE Class B Units to EMG.  MarkWest expects that on a DCF per unit basis, the acquisition is immediately accretive in 2012 and would be up to 6 percent accretive in 2013 and beyond.

MarkWest and EMG are also entering into a new Utica Shale midstream joint venture to develop significant natural gas processing and NGL fractionation, transportation, and marketing infrastructure in eastern Ohio beginning in 2012.  Under the terms of the Utica joint venture, EMG will fund a majority of the initial capital expenditures required to develop the Utica midstream infrastructure. MarkWest and EMG expect to issue a press release in January 2012 with additional details regarding the Utica joint venture and its planned activities in the Utica Shale.

“We are very pleased to complete the acquisition of EMG’s interest in the Liberty joint venture,” said Frank Semple, Chairman, President and Chief Executive Officer of MarkWest.  “The Liberty joint venture has been very successful in leveraging its first-mover advantage to become the largest provider of world-class midstream infrastructure critical to the development of the liquids-rich area of the Marcellus. Given the quality and compelling producer economics of the Marcellus shale, we anticipate significant additional growth in our producers’ volumes and our midstream assets for years to come.  We are also pleased to be forming a joint venture with EMG to develop integrated midstream infrastructure in the liquids-rich corridor of the Utica Shale and look forward to providing more details in early 2012.”

“We are pleased to announce the completion of the sale of EMG’s interest in the Liberty joint venture to MarkWest,” stated John Raymond, Managing Partner and CEO of EMG.  “By virtue of this transaction, MarkWest has captured the strategic value associated with the consolidated interest in the joint venture and EMG will become a significant equity owner of MarkWest. As also previously announced, we look forward to leveraging the expertise of EMG and MarkWest to jointly develop a fully integrated system to maximize the value of the liquids-rich natural gas production of the Utica shale.”

Morgan Stanley & Co. LLC acted as the exclusive financial advisor and Vinson & Elkins LLP served as legal counsel to MarkWest in connection with the transaction.

Citigroup acted as the exclusive financial advisor and Locke Lord LLP served as legal counsel to EMG in connection with the transaction.

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About MarkWest Energy Partners

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

About The Energy & Minerals Group

The Energy & Minerals Group is the management company for a series of private equity funds totaling in excess of $3.3 billion of commitments.  EMG focuses exclusively on making direct investments across the natural resources industry in conjunction with experienced management teams focused on hard assets that are integral to existing and growing markets.  For additional information on EMG, please contact John Raymond at 713-579-5000.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports MarkWest files with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011, and September 30, 2011. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.